Exhibit (d)(48)

SUB-ADVISORY AGREEMENT

Strive Total Return Bond ETF

Strive Enhanced Income Short Maturity ETF

Each a series of

EA Series Trust

This Sub-Advisory Agreement (the “Agreement”) is made as of July 21, 2023, by and among Empowered Funds, LLC, a Pennsylvania limited liability company with its principal place of business at 19 E. Eagle Road, Havertown, PA 19083 doing business as ETF Architect (the “Adviser”); EA Series Trust (the “Trust”); Strive Asset Management, LLC (“Strive”), an Ohio limited liability company with its principal business address located at 6555 Longshore Street, Suite 220 Dublin, OH 43017 (“Strive Sub-Adviser”); and Angel Oak Capital Advisors, LLC, a Delaware limited liability company with its principal business address located at 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326 (“Angel Oak Sub-Adviser”).

BACKGROUND:

A.	The Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.	The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

C.	The Adviser has entered into an Investment Advisory Agreement dated July 21, 2023, with respect to the Trust series identified on Schedule A to this Agreement (each, a “Fund,” and together, the “Funds”), as such Schedule may be amended from time to time upon mutual agreement of the parties. (For the avoidance of doubt, references to “the Fund” refer to both Funds unless the context otherwise dictates.)

D.	The Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible.

E.	The Adviser has appointed the Strive Sub-Adviser as a sub-adviser to the Funds pursuant to an Investment Sub-Advisory Agreement among the Adviser, the Trust and Strive Sub-Adviser, dated July 26, 2022, as amended with respect to the Funds, as such Schedule may be amended from time to time upon mutual agreement of the parties.

F.	The Angel Oak Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor.

G.	The Angel Oak Sub-Adviser is willing to furnish the services described herein to the Adviser, the Strive Sub-Adviser and each Fund.

H.	This Agreement is being entered into solely to set forth the terms and conditions pursuant to which the Adviser shall appoint the Angel Oak Sub-Adviser as an investment sub-adviser to the Funds. Nothing in this Agreement shall be deemed to change, supersede or amend any term or condition in the Strive Sub-Advisory Agreement.

I.	This Background section and Schedule A are hereby incorporated into, and made a part of, this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Appointment of the Angel Oak Sub-Adviser. In accordance with and subject to the Advisory Agreement, the Adviser appoints the Angel Oak Sub-Adviser to manage the investment and reinvestment of the assets of each Fund allocated to it by the Adviser (the “Fund Assets”), in conformity with each Fund’s currently effective registration statement, including its prospectus and statement of additional information, as amended (collectively, the “Disclosure Documents”) and any applicable Trust and Adviser policies and procedures and subject to the supervision and oversight of the Adviser, the Strive Sub-Adviser and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement. The Angel Oak Sub-Adviser accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation provided in Section 3 of this Agreement. The Angel Oak Sub-Adviser shall at all times maintain its respective registration as an investment adviser under the Advisers Act and shall otherwise comply in all material respects with all applicable federal and state laws and regulations. For purposes of this Agreement, the Angel Oak Sub-Adviser shall be deemed an independent contractor and shall, except as expressly provided or authorized by written Agreement with the Adviser, the Funds, or Trust, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust, the Adviser, the Strive Sub-Adviser or the Funds.

2. Duties of the Angel Oak Sub-Adviser. In accordance with the terms of the Strive Sub-Advisory Agreement and each Fund’s Disclosure Documents, Strive is responsible for determining each Fund’s portfolio sector allocations, including each Fund’s duration and yield curve positioning (“Strive portfolio sector allocations”), within each Fund’s investment strategy. In accordance with the terms of this Agreement, the Angel Oak Sub-Adviser is responsible for implementing the Strive portfolio sector allocations by selecting the individual investments for each Fund in accordance with the Strive portfolio sector allocations and subject to each Fund’s Disclosure Documents. The Strive Sub-Adviser shall be responsible for oversight of the Angel Oak Sub-Adviser in implementing the Strive portfolio sector allocations.

The Angel Oak Sub-Adviser will provide the following services and undertake the following duties:

a. Subject to the supervision and oversight of the Adviser and Strive Sub-Adviser, the Angel Oak Sub-Adviser will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the Strive portfolio sector allocations, investment objectives, policies, and restrictions of each Fund, and in conformity with each Fund’s currently effective Disclosure Documents, and, to the extent they do not contradict the Fund’s currently effective Disclosure Documents, any written directions which the Adviser, Strive Sub-Adviser or the Board may give pursuant to this Agreement. In furtherance of the foregoing, the Angel Oak Sub-Adviser will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities provided such determinations are within or comply with the Strive portfolio sector allocations and the Funds’ Disclosure Documents and shall take such steps as may be necessary or advisable to implement the same.

b. As reasonably requested, the Angel Oak Sub-Adviser will render regular reports to the Board and to the Adviser or Strive Sub-Adviser (or such other service providers as the Adviser shall engage to assist it in the evaluation of the performance and activities of the Angel Oak Sub-Adviser). Such reports shall be made in such form and manner and with respect to such matters regarding the Funds and the Angel Oak Sub-Adviser as the Trust, the Adviser, or the Strive Sub-Adviser shall reasonably request.

c. Subject to the supervision and oversight of the Adviser and Strive Sub-Adviser, the Angel Oak Sub-Adviser also will determine the manner in which rights to consent to corporate actions, and any other rights pertaining to the portfolio securities will be exercised. The Angel Oak Sub-Adviser shall not vote proxies on behalf of the Fund. The Strive Sub-Adviser shall vote proxies on behalf of the Fund’s shareholders. To the extent there are proxies to vote on behalf of the Fund.

d. The Angel Oak Sub-Adviser shall not have custody of any of the Fund Assets and is not authorized to provide the Fund with legal or tax advice or to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Angel Oak Sub-Adviser shall promptly forward any notices it receives relating to class action claims to the Fund’s custodian or other duly designated Fund agent. The Angel Oak Sub-Adviser shall assist the custodian or other duly designated Fund agent in evaluating such securities class action claims, as reasonably requested in writing (provided that in so doing the Angel Oak Sub-Adviser shall not incur any extraordinary costs), but the Angel Oak Sub-Adviser will not be responsible for filing any such claims. The Adviser acknowledges that the Fund’s custodian or other duly designated Fund agent, and not the Angel Oak Sub-Adviser, will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Fund.

e. The Angel Oak Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect to the Fund Assets with similar orders being made simultaneously for other accounts managed by the Angel Oak Sub-Adviser or its affiliates, if, in the Angel Oak Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund and its other clients. In forming this judgment, the Angel Oak Sub-Adviser shall consider the selling or purchase price, brokerage commissions, and other expenses. In the event that a purchase or sale of the Fund Assets occurs as part of any aggregate sale or purchase order, the objective of the Angel Oak Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner, and in accordance with the Angel Oak Sub-Adviser’s applicable policies and procedures.

f. Whenever the Fund and one or more other investment advisory clients of the Angel Oak Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Angel Oak Sub-Adviser to be fair and equitable to each, and in accordance with the Angel Oak Sub-Adviser’s applicable policies and procedures. Moreover, it is possible that due to differing investment objectives or for other reasons, the Angel Oak Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Funds.

g. The Angel Oak Sub-Adviser will not arrange purchases or sales of securities between a Fund and other accounts advised by the Angel Oak Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Angel Oak Sub-Adviser’s policies and procedures, (b) the Angel Oak Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board has approved these types of transactions. The Angel Oak Sub-Adviser shall provide any reasonable reports requested by the Adviser relating to any cross transactions performed under this Agreement.

h. The Angel Oak Sub-Adviser shall promptly notify the Adviser if the Angel Oak Sub-Adviser reasonably believes that the value of any security held by the Fund and reflected on the books and records of the Fund may not reflect fair value. The Angel Oak Sub-Adviser agrees to provide any pricing information of which the Angel Oak Sub-Adviser is aware to the Adviser, the Strive Sub-Adviser and any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s adopted valuation procedures, which may be amended by the Board. Notwithstanding the foregoing, the parties recognize that the Angel Oak Sub-Adviser is not an official pricing source or agent and has no responsibility for calculating the Fund’s net asset value.

i. The Angel Oak Sub-Adviser, at its expense, will furnish: (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for the Angel Oak Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Angel Oak Sub-Adviser’s duties under this Agreement.

3. Regulatory Compliance.

(i) The Angel Oak Sub-Adviser will comply in all material respects with applicable federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment adviser providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

None of the Angel Oak Sub-Adviser, its affiliates, or any officer, director or employee of the Angel Oak Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Angel Oak Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Angel Oak Sub-Adviser will promptly notify the Adviser and the Trust upon the Angel Oak Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Angel Oak Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(ii) The Angel Oak Sub-Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

(iii) The Angel Oak Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by each Fund and the Angel Oak Sub-Adviser. In addition, the Angel Oak Sub-Adviser will cooperate fully with the Trust’s, Adviser’s or Strive Sub-Adviser’s Chief Compliance Officers in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv) Upon request by the Trust or the Adviser, in a timely manner, the Angel Oak Sub-Adviser will assist in the preparation of Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to securities held for the account of the Fund.

(v) The Angel Oak Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Angel Oak Sub-Adviser will provide its code of ethics to the Adviser and the Funds, and shall provide prompt written notice to the Trust of any material changes to its Code of Ethics. The Angel Oak Sub-Adviser agrees to cooperate in a timely manner with the Trust and the Adviser to obtain approval from the Board of the Angel Oak Sub-Adviser’s Code of Ethics and any subsequent material changes. The Angel Oak Sub-Adviser shall adopt policies and procedures reasonably designed to ensure that its Access Persons (as defined in the Angel Oak Sub-Adviser’s Code of Ethics) comply in all material respects with the Angel Oak Sub-Adviser’s Code of Ethics, as in effect. Upon request, the Angel Oak Sub-Adviser shall provide the Fund with (i) a copy of the Angel Oak Sub-Adviser’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the Angel Oak Sub-Adviser’s Code of Ethics. No less frequently than annually, the Angel Oak Sub-Adviser shall furnish to the Fund and the Adviser a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Angel Oak Sub-Adviser’s Code of Ethics. The Angel Oak Sub-Adviser shall promptly respond to any requests for information from the Adviser as to violations of the Angel Oak Sub-Adviser’s Code of Ethics by Access Persons and the sanctions imposed by the Angel Oak Sub-Adviser. The Angel Oak Sub-Adviser shall promptly notify the Adviser of any material violation of the Angel Oak Sub-Adviser’s Code of Ethics, whether or not such violation relates to a security held by the Fund.

(vi) The Angel Oak Sub-Adviser shall notify the Trust’s Chief Compliance Officer and Adviser promptly upon detection of (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s, the Adviser’s or Strive Sub-Adviser’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Angel Oak Sub-Adviser). The Angel Oak Sub-Adviser agrees to correct any such failure promptly and to take any lawful action that the Board, the Adviser or Strive Sub-Adviser may reasonably request in connection with any such breach. In addition, the Angel Oak Sub-Adviser shall provide a quarterly report regarding its compliance with applicable law, including but not limited to the 1940 Act and the Code, and the Fund’s, the Adviser’s and Strive Sub-Adviser’s investment objectives, policies, guidelines, or procedures as applicable to the Angel Oak Sub-Adviser’s obligations under this Agreement. The Angel Oak Sub-Adviser acknowledges and agrees that the Adviser may, in its sole discretion, provide such quarterly compliance certifications to the Board. The Angel Oak Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with their respective certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended, if requested. To the extent legally permissible, the Angel Oak Sub-Adviser will promptly notify the Trust and the Adviser if (i) the Angel Oak Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Angel Oak Sub-Adviser with the federal or state securities laws in connection with the services provided to each Fund under this Agreement or (ii) the controlling stockholder of the Angel Oak Sub-Adviser changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(vii) The Angel Oak Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Angel Oak Sub-Adviser as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, Strive Sub-Adviser, custodian, or transfer agent appointed by the Fund), and relating to its responsibilities under this Agreement. The Angel Oak Sub-Adviser shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser, Strive Sub-Adviser and the Board, which shall be delivered promptly upon request to the Trust, upon the termination of this Agreement and shall be generally available for telecopying without delay upon reasonable advance notice during any day the Fund is open for business. The Angel Oak Sub-Adviser may retain a copy of the Fund Books and Records for its own recordkeeping and compliance purposes.

k. To the extent legally permissible, the Angel Oak Sub-Adviser shall provide support to the Adviser or Strive Sub-Adviser with respect to the marketing of the Fund, including but not limited to: (i) permission to use the Angel Oak Sub-Adviser’s name in accordance with Section 6 of this Agreement; (ii) permission to use the past performance and investment history of the Angel Oak Sub-Adviser with respect to a composite of funds managed by the Angel Oak Sub-Adviser that are comparable, in investment objective and composition, to the Fund; provided that the Angel Oak Sub-Adviser shall have the opportunity to review in advance of first use any materials that include the Angel Oak Sub-Adviser’s past performance and investment history; (iii) access to the one or more individual(s) responsible for day-to-day management of the Fund or who are knowledgeable about the investment strategy employed by the Angel Oak Sub-Adviser for the Fund for participation in marketing conferences, Trust board meetings, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Adviser; and (iv) permission to use biographical and historical data of the Angel Oak Sub-Adviser and individual portfolio manager(s) in connection with the Fund.

l. The Angel Oak Sub-Adviser will, on behalf of each Fund, place orders for the execution of all portfolio transactions in accordance with the policies set forth in the Fund’s Disclosure Documents. When placing orders with brokers and dealers, the Angel Oak Sub-Adviser’s primary objective shall be to seek the most favorable price and execution available for the Fund, and in placing such orders the Angel Oak Sub-Adviser may consider a number of factors, including, without limitation, the overall direct net economic result to the Fund (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range); the financial strength and stability of the broker; the efficiency with which the transaction will be effected; the ability to effect the transaction at all where a large block is involved; and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future. Consistent with the Conduct Rules of the Financial Industry Regulatory Authority, and subject to seeking most favorable price and execution and compliance with Rule 12b-1(h) under the 1940 Act, the Angel Oak Sub-Adviser may select brokers and dealers to execute portfolio transactions of the Fund that promote or sell shares of the Fund. The Angel Oak Sub-Adviser is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act), to pay a broker or dealer who provides research services to the Angel Oak Sub-Adviser and the Strive Sub-Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction. This excess payment (often referred to as “soft dollar” payments) in recognition of such additional research services rendered by the broker or dealer shall only be made if the Angel Oak Sub-Adviser determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Angel Oak Sub-Adviser’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services. The Angel Oak Sub-Adviser will present a written report to the Board, at least quarterly, indicating total brokerage expenses, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.

m. The Angel Oak Sub-Adviser shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prompt written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Trust under this Agreement. Furthermore, the Angel Oak Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

n. The Angel Oak Sub-Adviser will notify the Adviser and the Trust of any assignment (as defined in the 1940 Act) of this Agreement or change of control of the Angel Oak Sub-Adviser, as applicable, in each case prior to or promptly after, such change. Notwithstanding any other provision hereunder, the Angel Oak Sub-Adviser hereby agrees to bear any and all expenses of the Trust and the Adviser, including but not limited to any costs and expenses (including reasonable attorneys’ fees) related to any regulatory filings, shareholder notifications and solicitation of shareholder approval, if any, arising out of or related to any such assignment or change of control of the Angel Oak Sub-Adviser.

o. The Angel Oak Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Angel Oak Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Angel Oak Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures.

p. The Angel Oak Sub-Adviser will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are expressly undertaken by the Adviser, Strive Sub-Adviser or the Funds.

q. The Angel Oak Sub-Adviser agrees to provide all services necessary for the Fund to comply with the requirement of Rule 22e-4 under the 1940 Act. In addition, the Angel Oak Sub-Adviser will serve as each Fund’s liquidity risk management administrator and perform the services reasonably necessary for each Fund to comply with Rule 22e-4, except as otherwise agreed by the parties. The Angel Oak Sub-Adviser will immediately notify the Adviser of any suspected or actual breaches of Rule 22e-4. The Angel Oak Sub-Adviser shall also provide such reports, as the Adviser may reasonably request, regarding each Fund’s liquidity, position level liquidity information and such other reports and information that are, in the Adviser’s reasonable judgement, necessary for the Adviser to oversee each Fund’s compliance with Rule 22e-4 and to make any reports to the Board or required filings thereunder.

u. The Adviser, Strive Sub-Adviser and Angel Oak Sub-Adviser acknowledge and agree that the Angel Oak Sub-Adviser shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Adviser, Strive Sub-Adviser or the Fund except as required by law. The Adviser shall remain responsible for the Fund’s overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws and regulations.

r. The Adviser and Strive Sub-Adviser agree to provide the Angel Oak Sub-Adviser with such assistance as may be reasonably requested by the Angel Oak Sub-Adviser in connection with its activities under this Agreement, including, without limitation, information concerning each Fund; its cash available, or to become available, for investment; and generally as to the conditions of each Fund or its affairs.

s. The Adviser and Strive Sub-Adviser will provide the Angel Oak Sub-Adviser with advance notice of, and the opportunity to comment on, any change in the Funds’ investment objectives, investment policy risks, and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust, the Adviser, or Strive Sub-Adviser that may affect the Angel Oak Sub-Adviser’s management of the Funds. The Angel Oak Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Fund Assets in compliance with such changes following reasonable notice of the effectiveness of such changes from the Adviser. In addition to such notice, the Adviser shall provide to the Angel Oak Sub-Adviser a copy of any amendments or supplements to the Disclosure Documents. The Adviser acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

t. The Adviser acknowledges and agrees that the Angel Oak Sub-Adviser does not guarantee the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Angel Oak Sub-Adviser may use, or the success of the Angel Oak Sub-Adviser’s overall management of the Fund Assets. The Adviser acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Angel Oak Sub-Adviser are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Funds. Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values. These risks will be disclosed in the Funds’ Disclosure Documents.

3. Compensation of the Angel Oak Sub-Adviser.

a. During the term of this Agreement, the Strive Sub-Adviser agrees to pay the Angel Oak Sub-Adviser or its designated paying agent, an annual sub-advisory fee equal to the amount of the daily average net assets of each Fund shown on Schedule A attached hereto, payable on a monthly basis. The Adviser and the Trust shall not have any obligation under this Agreement to pay any fees to Angel Oak under this Agreement.

b. The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

c. The Angel Oak Sub-Adviser reserves the right to waive all or a part of its fees.

4. Ongoing Reporting of the Angel Oak Sub-Adviser.

a. Financial Reporting. The Angel Oak Sub-Adviser will report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request: (i) the financial condition and financial prospects of the Angel Oak Sub-Adviser, (ii) the nature and amount of transactions that may be reasonably expected to affect each Fund that involve the Angel Oak Sub-Adviser and its affiliates, (iii) information regarding any potential conflicts of interest arising by reason of the Angel Oak Sub-Adviser’s continuing provision of advisory services to the Funds and to its other accounts, and (iv) such other information including but not limited to the performance of the specific strategy used to manage the Fund Assets and the capacity of the Angel Oak Sub-Adviser as it relates to the continuing ability of the Angel Oak Sub-Adviser to accept additional cash flow from the Adviser into each Fund. Upon request by the Adviser or the Board, the Angel Oak Sub-Adviser agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Funds, with respect to the Funds and to the Angel Oak Sub-Adviser’s other clients.

The Angel Oak Sub-Adviser will annually provide the Adviser with the Angel Oak Sub-Adviser’s financial statements, unless the Funds’ Board requests reports on a more frequent basis. For purposes of this paragraph 4(a), “financial statements” shall include the Angel Oak Sub-Adviser’s condensed balance sheet; provided, however, that the Angel Oak Sub-Adviser agrees to provide the Adviser with such additional information as the Board may reasonably request, which may include (but is not limited to) its income statement and notes to the financial statements.

b. Key Personnel Reporting. To the extent legally permissible, the Angel Oak Sub-Adviser agrees to promptly notify the Trust and the Adviser upon becoming aware of any incapacity, resignation, termination, or other material change of key personnel. For purposes of this paragraph 4(b), “key personnel” include: (i) any portfolio manager of the Fund; and (ii) any chief executive officer, chief compliance officer, chief operations officer, chief investment officer, chief financial officer, chief administration officer, or any other principal or officer of similar title or position with the Angel Oak Sub-Adviser; and (iii) any member of its investment (or comparable) committee.

5. Representations of the Adviser, Strive Sub-Adviser and the Trust.

a. Adviser and the Trust. The Adviser or the Trust, as applicable, represents that: (i) the Adviser has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement; (ii) the Adviser has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Trust or its property, subject to approval and oversight by the Board; (iii) the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Adviser to procure the Angel Oak Sub-Adviser to enter into such transactions on the Trust’s and each Fund’s behalf; (iv) the Adviser’s decision to appoint the Angel Oak Sub-Adviser was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing each Fund’s investment or trading activities; (v) the Adviser will deliver to the Angel Oak Sub-Adviser a true and complete copy of each Fund’s Disclosure Documents and any amendments to such Disclosure Documents during the term of this Agreement, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Angel Oak Sub-Adviser to carry out its obligations under this Agreement; and (vi) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

b. Strive Sub-Adviser. The Strive Sub-Adviser represents that: (i) the Strive Sub-Adviser has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in the Strive Sub-Advisory Agreement; (ii) the Strive Sub-Adviser has all necessary power and authority to execute, deliver, and perform this Agreement, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Strive Sub-Adviser.

c. Angel Oak Sub-Adviser. The Angel Oak Sub-Adviser represents that it has all necessary power and authority to execute, deliver, and perform this Agreement, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Angel Oak Sub-Adviser.

6. Use of Names.

a. Neither the Adviser, Strive Sub-Adviser nor the Trust shall use the name of the Angel Oak Sub-Adviser in any prospectus, sales literature, or other material relating to the Adviser, Strive Sub-Adviser or the Trust in any manner not approved in advance by the Angel Oak Sub-Adviser; provided, however, that the Angel Oak Sub-Adviser will approve all uses of its name which merely refer in accurate terms to its appointment or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.

b. The Angel Oak Sub-Adviser shall not use the name of the Adviser, Strive Sub-Adviser or the Trust in any material relating to the Angel Oak Sub-Adviser in any manner not approved in advance by the Adviser, Strive Sub-Adviser or the Trust, as the case may be; provided, however, that the Adviser, Strive Sub-Adviser and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of Angel Oak Sub-Adviser as the Fund’s sub-adviser under this Agreement or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

c. Upon termination of this Agreement in accordance with Section 13, the Adviser and Strive Sub-Adviser shall cease using any references to the Angel Oak Sub-Adviser in Fund, Adviser, or Strive Sub-Adviser documents unless such reference is required by law. Similarly, the Angel Oak Sub-Adviser shall cease using any references to the Adviser, Strive Sub-Adviser or Fund in any documents unless such reference is required by law. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

7. Liability of the Angel Oak Sub-Adviser. The Angel Oak Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, the Strive Sub-Adviser and all their respective affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Angel Oak Sub-Adviser Indemnitees”) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”) incurred by reason of or arising out of: (a) the Angel Oak Sub-Adviser being in material violation of any applicable federal or state law, rule, or regulation or any investment policy or restriction set forth in each Fund’s Disclosure Documents or any written guidelines or instruction provided in writing by the Board; or (b) the Angel Oak Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

8. Liability of the Adviser, and Strive Sub-Adviser.

a. The Adviser shall indemnify and hold harmless the Angel Oak Sub-Adviser and all of its affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Adviser Indemnitees”) against any and all direct Losses incurred by reason of or arising out of: (a) the Adviser being in material violation of any applicable federal or state law, rule, or regulation; or (b) the Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

b. The Strive Sub-Adviser shall indemnify and hold harmless the Angel Oak Sub-Adviser and all of its respective affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Strive Sub-Adviser Indemnitees”) against any and all direct Losses incurred by reason of or arising out of: (a) the Strive Sub-Adviser being in material violation of any applicable federal or state law, rule, or regulation; or (b) the Strive Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement. To the extent that the Adviser and the Trust have performed their responsibilities in good faith and without willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective obligations and duties under this Agreement, the Strive Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser and all of their respective affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) for any and all Losses relating to the acts of omissions of the Angel Oak Sub-Adviser.

9. Limitation of Trust’s Liability. The Angel Oak Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Angel Oak Sub-Adviser agrees that (i) the Trust’s obligations to the Angel Oak Sub-Adviser under this Agreement (or indirectly under the Advisory Agreement or Strive Sub-Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Angel Oak Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than the Adviser or the Strive Sub-Adviser, nor from any Trustee, officer, employee, or agent of the Trust.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

10. Force Majeure. The Angel Oak Sub-Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, terrorism, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Angel Oak Sub-Adviser shall take all reasonable steps to minimize service interruptions.

11. Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”). Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but, in any event, using a commercially reasonable standard of care to keep confidential the Confidential Information. No party shall disclose Confidential Information except: (a) to its employees, directors, officers, legal advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law or regulation, provided that prior to such disclosure and to the extent legally permissible the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall make all reasonable efforts to seek a confidentiality undertaking from the regulatory agency where possible.

No party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party that is not otherwise subject to obligations of confidentiality; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three years following the expiration or termination of this Agreement.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

12. Anti-Money Laundering Compliance. The Angel Oak Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Angel Oak Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Angel Oak Sub-Adviser, now and in the future. The Angel Oak Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Angel Oak Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

13. Renewal, Termination and Amendment.

a. This Agreement shall become effective with respect to each Fund as of the date of commencement of operations of the Fund if approved: (i) by a vote of the Board, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person (or, if then-permitted by law, rule, or regulatory guidance, virtually) at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

b. No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Trustees.

c. In connection with such renewal or amendment, and in accordance with the requirements set forth in Section 15(c) of the 1940 Act, the Angel Oak Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser, Strive Sub-Adviser or the Board to evaluate the terms of this Agreement and any amendment thereto.

d. This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Adviser and the Angel Oak Sub-Adviser, or by the Adviser, Strive Sub-Adviser or Angel Oak Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. This Agreement will also automatically terminate in the event of its assignment (as defined in the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection.

14. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

15. Non-Exclusivity. The services to be rendered by the Angel Oak Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Angel Oak Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Angel Oak Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

16. Notice. Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) or facsimile transmission, with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail. Until further notice to the other party, it is agreed that the addresses of the Trust and the Adviser for this purpose shall be 19 E. Eagle Road, Havertown, PA 19083, the address of the Strive Sub-Adviser shall be 6555 Longshore Street, Suite 220, Dublin, OH 43017 and the address of the Angel Oak Sub-Adviser shall be 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326.

17. Miscellaneous. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania. The Adviser, Strive Sub-Adviser and Angel Oak Sub-Adviser consent to the jurisdiction of courts, both state or federal, in Delaware County, Pennsylvania, with respect to any dispute under this Agreement. The captions in this Agreement are included for convenience only and in no way define or delimit any of the Agreement provisions or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18. Entire Agreement. This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to the Agreement’s subject matter.

19. Customer Notification. By executing this Agreement, the Adviser acknowledges that as required by the Advisers Act the Angel Oak Sub-Adviser has supplied to the Adviser and the Trust copies of the Angel Oak Sub-Adviser’s Form ADV with all exhibits and attachments and will promptly supply to the Adviser copies of all amendments or restatements of such document. Otherwise, the Adviser’s rights under federal law allow termination of this contract without penalty within five business days after entering into this contract. U.S. law also requires each person or entity that opens a trading account on behalf of the Fund to provide and verify certain information. The Angel Oak Sub-Adviser will ask the Adviser for the Trust’s legal name, principal place of business address, and Taxpayer Identification or other identification number, and may ask for other identifying information, as appropriate to meet these requirements.

Signatures on next page.

The parties’ duly authorized officers have signed and delivered this Agreement as of the date first above written.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Sean Hegarty	By:	/s/ Patrick R. Cleary

Name:	Sean Hegarty	Name:	Patrick R. Cleary

Title:	Chief Operating Officer	Title:	Principal Executive Officer

Strive Asset Management, LLC		Angel Oak Capital Advisors, LLC

By:	/s/ Zachary Stevens	By:	/s/ Adam Langley

Name:	Zachary Stevens	Name:	Adam Langley

Title:	Senior Vice President, Head of Operations	Title:	Chief Operating Officer

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated July 21, 2023

among

Empowered Funds, EA Series Trust, Strive Asset Management and Angel Oak Capital Advisors

The Adviser will pay to the Angel Oak Sub-Adviser as compensation for the Angel Oak Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule, subject to a minimum payment of $100,000 per annum inclusive of both Funds:

Sub-Advisory Fee Schedule
Strive Total Return Bond ETF	0.16% of daily net assets up to $250 million; plus 0.205% of daily net assets over $250 million
Strive Enhanced Income Short Maturity ETF	0.055% of daily net assets up to $250 million; plus 0.10% of daily net assets over $250 million

Sch. A-1

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

A-1

EXHIBIT B

INVESTMENT SUB-ADVISORY AGREEMENT

B-1